Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MYMETICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	25-1741849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Mymetics S.A.
Biopole
Route de la Corniche, 4
1066 Epalinges (Switzerland)	NA

(Address of principal executive offices)	(Zip Code)

2013 Stock Incentive Plan
(Full title of the plan)

Ronald Kempers, President and Chief Executive Officer
Mymetics Corporation
c/o Mymetics S.A.
Route de la Corniche, 4
1066 Epalinges (Switzerland)
 (Name and address of agent for service)

011-41-21-653-4535
(Telephone number, including area code, of agent for service)

A copy of all communications, including communications sent to the agent for service should be sent to:
Ernest M. Stern, Esq.
Akerman LLP
750 Ninth Street,  N.W., Suite 750
Washington, D.C. 20001
(202) 824-1705
Fax No.: (202) 393-5959

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock	30,000,000	$0.06	(1)	$1,800,000	$231.84

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the last sale price reported for the registrant’s common stock on March 31, 2014.

Part I
INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Mymetics Corporation ("Mymetics”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

(b)	The description of Mymetics’ common stock contained in its registration statement on Form SB-2, filed on December 7, 2004.

All documents Mymetics files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Mymetics' common stock offered hereby has been passed upon by Akerman LLP.  A partner in Akerman LLP is a director of Mymetics and owns 1,500,000 shares of Mymetics' common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Mymetics' amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Mymetics' directors will not be personally liable to Mymetics or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to Mymetics or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Mymetics' directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, Mymetics' bylaws provide that Mymetics will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Mymetics' directors or officers.
The limitation of liability and indemnification provisions that are included in Mymetics' amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against the Mymetics' directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against Mymetics' directors and executive officers, even though an action, if successful, might benefit Mymetics and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Mymetics pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, Mymetics is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and Mymetics  is not aware of any threatened litigation that may result in claims for indemnification.

Mymetcs has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to Mymetics' directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to Mymetics with respect to payments that may be made by Mymetics to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

4.1	Form of common stock certificate of Mymetics *

4.2	2013 Stock Incentive Plan

5.1	Opinion on Legality

23.1	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm

23.2	Consent of Akerman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

*  Incorporated by reference to Mymetics' Registration Statement on Form S-1, File No. 333-88782, filed with the Commission on May 22, 2002.

Item 9.	Undertakings.

(a)               The undersigned registrant will:

(1)            File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            Include any additional or changed material information on the plan of distribution.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)            File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Epalinges, Switzerland, on April 11, 2014

MYMETICS CORPORATION

By:	/s/ Ronald Kempers
Name:	Ronald Kempers
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald Kempers his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Ronald Kempers	President, Chief Executive Officer, and Chief Financial Officer	April 11, 2014
Ronald Kempers

/s/ Ulrich Burkhard	Director	April 11, 2014
Ulrich Burkhard

/s/ Thomas Staehelin	Director	April 11, 2014
Thomas Staehelin

/s/ Ernest M. Stern	Director	April 11 2014
Ernest M. Stern

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock certificate of Mymetics*
4.2	2013 Stock Incentive Plan**
5.1	Opinion on Legality **
23.1	Consent of Independent Registered Public Accounting Firm **
23.2	Consent of Akerman LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on signature page to this registration statement)

*  Incorporated by reference to Mymetics' Registration Statement on Form S-1, File No. 333-88782, filed with the Commission on May 22, 2002.
**Filed herewith